EXHIBIT 99.1

2010 Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 20, 2010, the items listed below were submitted to a vote of the shareholders through the solicitation of proxies.  The proposals are described in detail in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 9, 2010. The count of shares represented in person or proxy were 7,301,369 or 74% of the outstanding voting shares of the Company.  Therefore a quorum was declared present.  Each of the items was approved by the shareholders pursuant to the voting results set forth below.

Proposal 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2011 Annual Meeting of Shareholders or until their successors are elected and qualified.  The voting results were as follows:

Nominee	For	Withheld
Charles D. Fite	4,907,062	89,706
Roger J. Taylor, D.D.S.	4,155,963	840,805
Amador S. Bustos	4,944,383	52,385
Dorene C. Dominguez	4,941,779	54,989
Robert J. Fox	4,959,150	37,618
William A. Robotham	4,947,555	49,213
David T. Taber	4,957,470	39,298
Stephen H. Waks	4,953,842	42,926
Philip A. Wright	4,955,204	41,564
Michael A. Ziegler	4,934,429	62,339

Proposal 2 — To approve the American River Bankshares 2010 Equity Incentive Plan.

The voting results were as follows:

For	Against	Abstain
3,819,181	1,161,758	15,829

Proposal 3 — To ratify the selection of Perry-Smith LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

The voting results were as follows:

For	Against	Abstain
7,293,697	3,294	4,378

In addition to the votes listed above there were 2,304,601 broker non-votes for proposals 1 and 2 and zero broker non-votes for proposal 3.